                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
                                                    OMB Number:  3235-0145
                                                    Expires:   August 31, 1999
                                                    Estimated average burden
                                                    hours per response..14.90
                                                    ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                     AVIRON
                 -----------------------------------------------
                                (Name of Issuer)




                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)




                                    053762100
                     ---------------------------------------
                                 (CUSIP Number)





                                    12/31/98
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]     Rule 13d-1(b)

     [ ]     Rule 13d-1(c)

     [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

 -----------------------                             ---------------------------
 CUSIP NO.  053762100                  13G           PAGE   2   OF   4     PAGES
 -----------------------                             ---------------------------
 --------- ---------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           Sang - A Pharm. Co. Ltd.
 --------- ---------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
 --------- ---------------------------------------------------------------------
 3         SEC USE ONLY

 --------- ---------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
           South Korea
 --------- ---------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               239,200
                          --- --------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER
        OWNED BY              0
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
        REPORTING             239,200
                          --- --------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER
          WITH:               0
 --------- ---------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           239,200
 --------- ---------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 --------- ---------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.52%
 --------- ---------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*
           00
 --------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

          (a)     Name of Issuer
                      Aviron

          (b)     Address of Issuer's Principal Executive Offices
                      297 North Bernardo Ave.
                      Mountain View, CA  94043
ITEM 2.

          (a)     Name of Person Filing
                      Sang - A Pharm. Co. Ltd.

          (b)     Address of Principal Business Office or, if none, Residence
                      1628-26 Seocho-dong
                      Seocho-gu
                      Seoul, Korea

          (c)     Citizenship
                      South Korea

          (d)     Title of Class of Securities
                      Common Stock

          (e)     CUSIP Number
                      053762100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           N/A


ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)     Amount Beneficially Owned:  239,200

          (b)     Percent of Class:   1.52%

          (c)     Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote: 239,200

                    (ii)    Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of: 239,200

                    (iv) Shared power to dispose or to direct the disposition of: 0

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

        Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               N/A

ITEM 8. NOTICE OF DISSOLUTION OF A GROUP
               N/A


ITEM 9. CERTIFICATION

        (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 22, 1999
                                        -----------------------------------
                                                     Date

                                           /s/ Alan C. Mendelson
                                        -----------------------------------
                                                  Signature

                                        Alan C. Mendelson, Attorney-in-fact
                                        -----------------------------------
                                                   Name/Title